January 16, 2025 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by Ideanomics, Inc. under Item 4.01 of its Form 8-K, dated January 16, 2025. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Ideanomics, Inc. contained therein. Sincerely, /s/ Grassi & Co., CPAs, P.C.